AGREEMENT
TO WAIVE FEES AND REIMBURSE EXPENSES
DAVIS SERIES, INC.
DAVIS APPRECIATION & INCOME FUND  -  DAVIS FINANCIAL FUND  -  DAVIS GOVERNMENT BOND FUND  -  DAVIS OPPORTUNITY FUND  -  DAVIS REAL ESTATE FUND

THIS AGREEMENT is made this 11TH day of September, 2020, between Davis Series, Inc., a Maryland corporation (“Davis Series”) and Davis Selected Advisers, L.P., a limited partnership organized under the laws of Colorado (“DSA”).
RECITALS:
WHEREAS, Davis Series is a registered open-end management investment company with six authorized series (Davis Opportunity Fund, Davis Financial Fund, Davis Appreciation & Income Fund, Davis Real Estate Fund, Davis Government Bond Fund, and Davis Government Money Market Fund); and
WHEREAS, DSA serves as the investment adviser for Davis Series; and
WHEREAS, both Davis Series and DSA agree it is important that the actual expenses of Class A shares, Class C shares, and Class Y shares for Davis Appreciation & Income Fund, Davis Opportunity Fund, Davis Real Estate Fund, Davis Government Bond Fund, and Davis Financial Fund, not exceed a specified percentage, Class A, 1.00%, Class C, 1.75%, Class Y, 0.75%, of net assets on an annual basis;
NOW, THEREFORE, the parties hereby agree as follows:
1.
Terminate Former Agreements. The prior agreements for Davis Appreciation & Income Fund, Davis Opportunity Fund, Davis Financial Fund, Davis Government Bond Fund, and Davis Real Estate Fund shall be terminated and replaced by this Agreement effective October 1, 2020.

2.
Expense Cap. DSA agrees to waive fees and reimburse the expenses of Davis Appreciation & Income Fund, Davis Opportunity Fund, Davis Real Estate Fund, Davis Government Bond Fund, and Davis Financial Fund to the extent it is necessary to ensure that the actual expense incurred by each share class for the respective Fund, after recognizing the benefits of custody or other credits, fee waivers, and expense reimbursements, not exceed: Class A, 1.00%, Class C, 1.75%, Class Y, 0.75% of net assets.

3.
Duration of Agreement. This Agreement shall be effective as of October 1, 2020, and ending on May 1, 2022. This Agreement shall automatically renew for additional one-year periods if not terminated, in writing, by either party before May 1st of each year.

IN WITNESS WHEREOF, the parties have duly executed and sealed this Agreement, all as of the date first written above.
Davis Series, Inc.	Davis Selected Advisers, L.P.
By Davis Investments, LLC (General Partner)
By: _________________	By: _________________
Doug Haines	Ryan Charles
Vice President	Vice President